 EX‑35.7

(logo) Rialto CAPITAL

2016 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of December 1, 2014 by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association as General Master Servicer, Rialto Capital Advisors, LLC as General Special Servicer, NCB, FSB as NCB Master Servicer, NCB, FSB as NCB Special Servicer, Park Bridge Lender Services LLC, as Trust Advisor, Wells Fargo Bank, National Association as Certificate Administrator, as Tax Administrator and as Custodian and Wilmington Trust, National Association as Trustee relating to the Wells Fargo Commercial Mortgage Trust 2014-LC18, Commercial Mortgage Pass-Through Certificates, Series 2014-LC18 (WFCM 2014-LC18)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1. All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2. A review of the servicing activities and performance by the Special Servicer for the period of January 1, 2016 to December 31, 2016 (the “Reporting Period”) in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3. To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer

Adam Singer, Managing Director

Date: March 1, 2017